Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2015 Fourth Quarter and Year-End Results

SALT LAKE CITY, February 23, 2016 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States, announced operating results for the three months and year ended December 31, 2015.

Highlights for the three months ended December 31, 2015:

•	Achieved funds from operations attributable to common stockholders (“FFO”) of $0.38 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $0.87 per diluted share, representing a 27.9% increase compared to the same period in 2014.

•	Increased same-store revenue by 9.6% and same-store net operating income (“NOI”) by 11.5% compared to the same period in 2014.

•	Increased same-store occupancy by 150 basis points to 92.9% as of December 31, 2015, compared to 91.4% as of December 31, 2014.

•	Acquired SmartStop Self Storage, Inc. including 122 wholly-owned stores and the third-party management of 43 stores for a total of approximately $1.3 billion.

•	Acquired six additional operating stores and three stores at completion of construction for a total of approximately $75.4 million.

•	Paid a quarterly dividend of $0.59 per share.

Highlights for the year ended December 31, 2015:

•	Achieved FFO of $2.58 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $3.13 per diluted share, representing a 19.9% increase compared to the same period in 2014.

•	Increased same-store revenue by 9.3% and same-store NOI by 11.9% compared to the same period in 2014.

•	Acquired 166 operating stores and five stores at completion of construction for a total of approximately $1.75 billion.

•	Increased the third-party management portfolio by 88 stores to a total of 348 stores at year end.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented: “2015 was a record-breaking year for Extra Space in all operational categories including occupancy, revenue, NOI growth, and the expansion of our footprint by 24%. Notably, our performance and growth resulted in our inclusion in the S&P 500. Market conditions continue to be favorable for the storage sector in 2016, and we are poised to extract efficiencies from our size and scale.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months and year ended December 31, 2015 and 2014. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited)1:

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2015		2014		2015		2014
	(per share)			(per share)		(per share)		(per share)
Net income attributable to common stockholders	$8,675	$0.07	$45,122	$0.39	$189,474	$1.56	$178,355	$1.53
Impact of the difference in weighted average number of shares – diluted(2)		-		(0.02)		(0.08)		(0.08)
Adjustments:
Real estate depreciation	34,703	0.26	24,852	0.20	115,924	0.89	96,819	0.79
Amortization of intangibles	4,408	0.03	2,800	0.02	11,094	0.09	12,394	0.10
(Gain) loss on real estate transactions and earnout from prior acquisitions	-	-	-	-	(1,501)	(0.01)	10,285	0.08
Unconsolidated joint venture real estate depreciation and amortization	1,066	0.01	1,091	0.01	4,233	0.03	4,395	0.04
Unconsolidated joint venture gain on sale of properties and purchase of partners’ interests	-	-	(206)	-	(2,857)	(0.02)	(4,022)	(0.03)
Distributions paid on Series A Preferred Operating Partnership units	(1,271)	(0.01)	(1,437)	(0.01)	(5,088)	(0.04)	(5,750)	(0.05)
Income allocated to Operating Partnership noncontrolling interests	3,070	0.02	4,360	0.03	20,064	0.16	17,530	0.14

FFO attributable to common stockholders	$50,651	$0.38	$76,582	$0.62	$331,343	$2.58	$310,006	$2.52

Adjustments:
Property casualty loss, net	-	-	1,724	0.01	-	-	1,724	0.01
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,112	0.01	679	-	3,310	0.03	2,683	0.02
Non-cash interest benefit related to out of market debt	(363)	-	(729)	-	(2,410)	(0.02)	(3,079)	(0.02)
Acquisition related costs	63,698	0.48	5,941	0.05	69,401	0.54	9,826	0.08

FFO as adjusted attributable to common stockholders	$115,098	$0.87	$84,197	$0.68	$401,644	$3.13	$321,160	$2.61

Weighted average number of shares – diluted(3)	132,381,162		123,217,554		128,391,862		123,009,720

(1)	Per share amounts may not recalculate due to rounding.

(2)	Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (2).

(3)	Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:

The following table outlines the Company’s same-store performance for the three months and year ended December 31, 2015 and 2014 (amounts shown in thousands, except store count data—unaudited):

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2015	2014	Change	2015	2014	Change
Same-store rental and tenant reinsurance revenues	$151,761	$138,471	9.6%	$590,979	$540,664	9.3%
Same-store operating and tenant reinsurance expenses	41,702	39,802	4.8%	166,166	161,135	3.1%

Same-store net operating income	$110,059	$98,669	11.5%	$424,813	$379,529	11.9%

Non same-store rental and tenant reinsurance revenues	$63,806	$21,665	194.5%	$157,130	$78,276	100.7%
Non same-store operating and tenant reinsurance expenses	$21,146	$5,838	262.2%	$50,832	$21,708	134.2%

Total rental and tenant reinsurance revenues	$215,567	$160,136	34.6%	$748,109	$618,940	20.9%
Total operating and tenant reinsurance expenses	$62,848	$45,640	37.7%	$216,998	$182,843	18.7%

Same-store square foot occupancy as of quarter end	92.9%	91.4%		92.9%	91.4%

Properties included in same-store	503	503		503	503

Same-store revenues for the three months and year ended December 31, 2015 increased due to gains in occupancy, higher rental rates for both new and existing customers and reduced customer discounts. Expenses were higher for the three months ended December 31, 2015 due to increases in tenant reinsurance expense, credit card merchant fees and property taxes. Increases in expenses were partially offset by decreases in utility expenses during the three months ended December 31, 2015.

Expenses were higher for the year ended December 31, 2015 due to increases in tenant reinsurance expense, credit card merchant fees and property taxes. Increases in expenses were partially offset by decreases in utility expenses and property insurance expense during the year ended December 31, 2015.

Major markets with revenue growth above the Company’s portfolio average for the year ended December 31, 2015 included Denver, Los Angeles, Orlando, Sacramento, San Francisco and Tampa/St. Petersburg. Major markets performing below the Company’s portfolio average included Chicago, Memphis, Philadelphia and Washington D.C./Baltimore.

Acquisition and Third-Party Management Activity:

The following table outlines the acquisitions completed by the Company during the three months and year ended December 31, 2015 (dollars in thousands – unaudited):

	For the Three Months Ended December 31, 2015		For the Year Ended December 31, 2015
	Stores	Purchase Price	Stores	Purchase Price
Operating Stores[1]	128	$1,371,650	166	$1,701,742
Stores Purchased Upon Completion	3	23,708	5	46,108

Wholly Owned Total	131	$1,395,358	171	$1,747,850

JV Stores Purchased Upon Completion[2]	1	16,100	2	21,529

Total	132	$1,411,458	173	$1,769,379

1.	Purchase price includes $69.4 million in working capital associated with the acquisition of SmartStop Self Storage, Inc.

2.	Extra Space holds a 50% interest in a joint venture which acquired one store for $16.1 million, and holds a 10% interest in a joint venture which acquired one store for $5.4 million.

The following table outlines the Company’s 2016 year-to-date acquisitions and stores under contract

(dollars in thousands – unaudited):

	Closed Through February 23, 2016		Under Contract to Close in 2016		2016 Total Acquisitions		2017-18 Acquisitions
	Stores	Purchase Price	Stores	Purchase Price	Stores	Purchase Price	Stores	Purchase Price
Operating Stores[1]	15	$128,423	16	$165,035	31	$293,458	-	$ -
Stores Purchased Upon Completion	1	16,150	6	48,950	7	65,100	2	30,633

Wholly Owned Total	16	$144,573	22	$213,985	38	$358,558	2	$30,633

JV Stores Purchased Upon Completion[2]	-	-	7	159,500	7	159,500	5	167,900

Total	16	$144,573	29	$373,485	45	$518,058	7	$198,533

1. Includes the buyout of a joint venture partner’s interest in six stores on February 2, 2016 at the value of the JV partner’s interest (55% of total purchase price).

2. Extra Space holds a 10% interest in a joint venture with seven stores under contract totaling $75.4 million and anticipates a 25% interest in a proposed joint venture for five stores under contract totaling $252.0 million of acquisitions under contract.

The operating and other store acquisitions described above are subject to customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

Property Management:

As of December 31, 2015, the Company managed 348 stores for third-party owners. With an additional 253 stores owned and operated in joint ventures, the Company had a total of 601 stores under management. The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

During the quarter, the Company did not sell any shares of common stock using its “at the market” (“ATM”) equity program. At December 31, 2015 the Company had $369.2 million available for issuance under the existing equity distribution agreements.

As of December 31, 2015, the Company’s percentage of fixed-rate debt to total debt was 68.6%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.6% and 2.1%, respectively. The combined weighted average interest rate was 3.1% with a weighted average maturity of approximately 4.9 years.

Dividends:

On December 31, 2015, the Company paid a fourth quarter common stock dividend of $0.59 per share to stockholders of record at the close of business on December 15, 2015.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2016:

	Ranges for 2016 Annual Assumptions		Notes
	Low	High
Funds from operations attributable to common stockholders	$3.57	$3.65
Funds from operations as adjusted attributable to common stockholders	$3.65	$3.73

Same-store property revenue growth	6.50%	7.50%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Same-store property expense growth	3.00%	4.00%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Same-store property NOI growth	7.50%	9.00%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Weighted average one-month LIBOR	0.84%	0.84%

Net tenant reinsurance income	$71,000,000	$72,000,000
General and administrative expenses	$74,000,000	$75,000,000	Includes non-cash compensation expense of $7.25 million
Average monthly cash balance	$20,000,000	$20,000,000
Equity in earnings of real estate ventures	$12,000,000	$13,000,000
Acquisition of operating stores	$530,000,000	$530,000,000
Acquisition of other stores upon completion of development	$70,000,000	$70,000,000
Interest expense	$127,000,000	$128,500,000
Non-cash interest expense related to exchangeable senior notes	$5,000,000	$5,000,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$1,000,000	$1,000,000	Excluded from FFO as adjusted
Taxes associated with the Company’s taxable REIT subsidiary	$16,500,000	$17,500,000
Acquisition related costs	$6,000,000	$6,000,000	Excluded from FFO as adjusted

Weighted average share count	134,400,000	134,400,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financials & Stock Info,” then on “Quarterly Earnings” in the navigation menu. This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Wednesday, February 24, 2016, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; conference passcode: 23605042. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on February 24, 2016, until 11:59 p.m. Eastern Time on February 29, 2016. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference passcode: 23605042.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•	the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	the failure to effectively manage our growth and expansion into new markets or to successfully operate acquired properties and operations;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.

For informational purposes, the Company also presents FFO as adjusted which excludes non-recurring revenues and expenses, acquisition related costs and non-cash interest. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring stores and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 503 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. Same-store results provide information relating to store operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT. As of December 31, 2015, the Company owned and/or operated 1,347 self-storage stores in 36 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 900,000 units and approximately 101 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.

###

For Information:

Jeff Norman

Extra Space Storage Inc.

(801) 365-1759

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2015	December 31, 2014
	(Unaudited)
Assets:
Real estate assets, net	$5,689,309	$4,135,696
Investments in unconsolidated real estate ventures	103,007	85,711
Cash and cash equivalents	75,799	47,663
Restricted cash	30,738	25,245
Receivables from related parties and affiliated real estate joint ventures	2,205	11,778
Other assets, net	170,349	75,894

Total assets	$6,071,407	$4,381,987

Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$2,758,567	$1,858,981
Exchangeable senior notes, net	623,863	235,724
Notes payable to trusts, net	117,191	117,059
Lines of credit	36,000	138,000
Accounts payable and accrued expenses	82,693	65,521
Other liabilities	80,489	54,719

Total liabilities	3,698,803	2,470,004

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.01 par value, 500,000,000 shares authorized, 124,119,531 and 116,360,239 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	1,241	1,163
Additional paid-in capital	2,431,754	1,995,484
Accumulated other comprehensive loss	(6,352)	(1,484)
Accumulated deficit	(337,566)	(257,738)

Total Extra Space Storage Inc. stockholders’ equity	2,089,077	1,737,425
Noncontrolling interest represented by Preferred Operating Partnership units, net of $120,230 notes receivable	80,531	81,152
Noncontrolling interests in Operating Partnership	202,834	92,422
Other noncontrolling interests	162	984

Total noncontrolling interests and equity	2,372,604	1,911,983

Total liabilities, noncontrolling interests and equity	$6,071,407	$4,381,987

Consolidated Statement of Operations for the three months and year ended December 31, 2015 (unaudited) and 2014

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Property rental	$195,672	$144,420	$676,138	$559,868
Tenant reinsurance	19,895	15,716	71,971	59,072
Management fees and other income	10,192	5,048	34,161	28,215

Total revenues	225,759	165,184	782,270	647,155

Expenses:
Property operations	59,634	43,346	203,965	172,416
Tenant reinsurance	3,214	2,294	13,033	10,427
Acquisition related costs	63,698	5,941	69,401	9,826
General and administrative	18,138	14,506	67,758	60,942
Depreciation and amortization	40,766	29,181	133,457	115,076

Total expenses	185,450	95,268	487,614	368,687

Income from operations	40,309	69,916	294,656	278,468

Gain (loss) on real estate transactions and earnout from prior acquisitions	-	-	1,501	(10,285)
Property casualty loss, net	-	(1,724)	-	(1,724)
Interest expense	(30,629)	(20,393)	(95,682)	(81,330)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,112)	(679)	(3,310)	(2,683)
Interest income	1,821	440	3,461	1,607
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212	4,850	4,850

Income before equity in earnings of unconsolidated real estate ventures and income tax expense	11,601	48,772	205,476	188,903

Equity in earnings of unconsolidated real estate ventures	3,297	2,741	12,351	10,541

Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	-	206	2,857	4,022
Income tax expense	(3,154)	(2,233)	(11,148)	(7,570)

Net income	11,744	49,486	209,536	195,896
Net income allocated to Preferred Operating Partnership noncontrolling interests	(2,673)	(2,710)	(11,718)	(10,991)
Net income allocated to Operating Partnership and other noncontrolling interests	(396)	(1,654)	(8,344)	(6,550)

Net income attributable to common stockholders	$8,675	$45,122	$189,474	$178,355

Earnings per common share
Basic	$0.07	$0.39	$1.58	$1.54

Diluted	$0.07	$0.39	$1.56	$1.53

Weighted average number of shares
Basic	123,531,844	116,032,453	119,816,743	115,713,807
Diluted	131,021,387	121,652,351	126,918,869	121,435,267

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending March 31, 2016 and Year Ending December 31, 2016 — Unaudited

	For the Three Months Ending March 31, 2016		For the Year Ending December 31, 2016
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.47	$0.48	$2.21	$2.29
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.05	0.05	0.20	0.20
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.04)	(0.04)

Net income attributable to common stockholders for diluted computations	0.51	0.52	2.37	2.45

Adjustments:
Real estate depreciation	0.27	0.27	1.08	1.08
Amortization of intangibles	0.03	0.03	0.08	0.08
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04

Funds from operations attributable to common stockholders	$0.82	$0.83	$3.57	$3.65

Adjustments:
Non-cash interest related to out of market debt	-	-	(0.01)	(0.01)
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.04	0.04
Acquisition related costs	0.01	0.01	0.05	0.05

Funds from operations as adjusted attributable to common stockholders	$0.84	$0.85	$3.65	$3.73